Exhibit 99.1

FTD Companies, Inc. Announces Preliminary and Unaudited Full-Year 2017 Results
Provides Update on 2018 Business Outlook and Financing Initiatives
DOWNERS GROVE, Ill. - March 7, 2018 - FTD Companies, Inc. (Nasdaq: FTD) (“FTD” or the “Company”), a premier floral and gifting company, today announced preliminary financial results for the full year ended December 31, 2017. The Company also updated its 2018 business outlook and provided an update on certain financing initiatives.
John Walden, President and Chief Executive Officer of FTD, said “Preliminary 2017 financial results are in-line with our expectations. For 2018 our team laid out an ambitious, new five-year strategic plan focused on rebuilding winning customer brands, recreating a network of strong florist partners, gaining supply chain efficiencies and extending our business in complementary non-floral categories. It will take time for these efforts to deliver benefits across our businesses as we build new capabilities and test new consumer offers in order to reverse negative trends from prior years. For the Valentine’s Day holiday this year we took a different approach to media-based marketing in certain brands, and the results were substantially short of our expectations. We will incorporate our many learnings from Valentine’s Day to inform our plans throughout this year and in the future.”
Preliminary and Unaudited Full-Year 2017 Results
Preliminary full-year 2017 results are expected to be within the ranges the Company has previously provided, including consolidated revenues in the range of $1.082 billion to $1.086 billion, net loss in the range of $220 million to $250 million and Adjusted EBITDA in the range of $77 million to $82 million. Included in the expected net loss are expected impairments of goodwill and intangible and other long-lived assets, net of taxes, of $250 million to $275 million. Adjusted EBITDA is a non-GAAP financial measure. Please refer to the table in this press release for a reconciliation of this non-GAAP financial measure.
2018 Business Outlook
The Company recently completed the Valentine’s Day holiday sales period, which typically represents a seasonally strong period in the Company’s first quarter. As a result of the Company’s performance during the 2018 Valentine’s Day period, the Company expects consolidated revenues for the first quarter of 2018 to be approximately $20 million below internal expectations, with unfavorable performance from ProFlowers and Gourmet Foods due largely to media campaign investments that generated lower than expected sales, offset in part by favorable sales performance in FTD.com, the International and Florist segments, and Personal Creations. While lower expenses throughout 2018, primarily reduced performance-based compensation costs, are expected to provide some offset to the shortfall in first quarter revenues, this shortfall will largely flow through to lower Adjusted EBITDA for the first quarter of 2018. Taking into account the full year impact of these 2018 year-to-date results, the Company expects that its results for the full year will be in the lower half of its previously communicated guidance range for consolidated revenues and Adjusted EBITDA. The previously communicated ranges were as follows:

•	Consolidated revenues of down 2% to up 2% compared to 2017

•	Adjusted EBITDA of approximately $52 million to $62 million

•	Capital expenditures of approximately $35 million to $40 million

In connection with the outlook provided above, please note that the seasonality of the Company’s business impacts the quarterly pattern of its profitability and cash flows from operations.
The Company is not providing 2018 guidance for net income, the GAAP measure most directly comparable to Adjusted EBITDA, and similarly cannot provide a reconciliation between its forecasted Adjusted EBITDA and net income metrics without unreasonable effort due to the unavailability of reliable estimates for certain items, including transaction-related costs, impairments of goodwill, intangible assets and other long-lived assets, and discrete tax items. These items may vary significantly between periods and could materially impact future financial results.

Financing Initiatives
Based on FTD’s results of operations and outlook for 2018, as the Company works to implement its strategic plan announced in January 2018, FTD anticipates that it will not comply with certain of the financial covenants in its credit agreement as of June 30, 2018. As a result, the Company is in discussion with its lenders and Liberty Interactive Corporation (“Liberty”), its largest stockholder, regarding modifications to the Company’s credit agreement and other financing transactions in order to assist the Company to be able to comply with the financial covenants under its credit agreement. These potential solutions involve a possible commitment from Liberty to provide up to $50 million of credit support. If any such credit support is drawn, FTD intends to use proceeds for debt repayment. Discussions with the Company’s lenders and Liberty are ongoing and no agreement has been reached regarding any financing transactions or other modifications to the Company’s credit agreement. FTD cannot give any assurance that these discussions will be successful.
The Company is working diligently on these financing initiatives and will, as soon as practicable, make a further announcement regarding the timing of the release of its complete audited financial results and a conference call for the fourth quarter and year ended December 31, 2017.
About FTD Companies, Inc.
FTD Companies, Inc. is a premier floral and gifting company. Through our diversified family of brands, we provide floral, specialty foods, gifts and related products to consumers primarily in the United States and the United Kingdom. We also provide floral products and services to retail florists and other retail locations throughout these same geographies. FTD has been delivering flowers since 1910 and the highly-recognized FTD® and Interflora® brands are supported by the iconic Mercury Man logo®, which is displayed in approximately 35,000 floral shops in over 125 countries. In addition to FTD and Interflora, our diversified portfolio of brands includes the following trademarks: ProFlowers®, ProPlants®, Shari’s Berries®, Personal Creations®, RedEnvelope®, Flying Flowers®, Ink Cards™, Postagram™, Gifts.com™, and BloomThat™. FTD Companies, Inc. is headquartered in Downers Grove, Ill. For more information, please visit www.ftdcompanies.com.
Cautionary Information Regarding Forward-Looking Statements
This release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about the Company’s strategies and future financial performance; including 2018 financial outlooks discussed herein; expectations about future business plans, prospective performance and opportunities, including potential acquisitions; revenues; segment metrics; operating expenses; market trends, including those in the markets in which the Company competes; liquidity; cash flows and uses of cash; dividends; capital expenditures; depreciation and amortization; tax payments; foreign currency exchange rates; hedging arrangements; the Company’s ability to repay indebtedness and invest in initiatives; the Company’s ability to complete modifications to its credit agreement or other financial arrangements, including any transaction which provides for the support of Liberty Interactive, which would allow the Company to comply with its financial covenants; the Company’s products and services; pricing; marketing plans; competition; settlement of legal matters; and the impact of accounting changes and other pronouncements. In addition, this release contains preliminary financial results for full-year 2017. Preliminary results for 2017 are provided prior to completion of all internal and external review and audit procedures and therefore are subject to adjustment. Potential factors that could affect these forward-looking statements include, among others, the factors disclosed in the Company’s most recent Annual Report on Form 10-K and the Company’s other filings with the Securities and Exchange Commission (www.sec.gov), including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, we undertake no obligation to publicly release the results of any revision or update to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Non-GAAP Measures
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses Adjusted EBITDA as a measure of certain components of financial performance. The Company’s definition of Adjusted EBITDA, as set forth below, may be modified from time to time.
Management believes that Adjusted EBITDA is an important measure of operating performance because it allows for a period-to-period comparison of the Company’s operating performance by removing the impact of the Company’s capital structure (interest expense on outstanding debt), asset base (depreciation, amortization and impairment charges), tax consequences, other non-operating items, and stock-based compensation. The Company further emphasizes the importance of Adjusted EBITDA as an operating performance measure by utilizing the Adjusted EBITDA measure as a basis for determining certain incentive compensation targets for certain members of the Company’s management. The Adjusted EBITDA measure also is used as a performance measure under the Company’s senior secured credit facility and includes adjustments such as the items defined above and other further adjustments, which are defined in the senior secured credit facility.
Management believes that presenting this non-GAAP financial measure provides additional information to facilitate comparison of the Company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the Company evaluates its businesses.
In addition to the use of this non-GAAP measure by management for the purposes outlined above, the Company believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and its competitors.
Adjusted EBITDA is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of Adjusted EBITDA is that it does not reflect depreciation and amortization expense for various long-lived assets, impairment charges, interest expense, income taxes, and other items that have been and will be incurred. Each of these items should also be considered in the overall evaluation of the Company’s results. In addition, Adjusted EBITDA does not reflect capital expenditures and other investing activities. An additional limitation associated with Adjusted EBITDA is that the measure does not include stock-based compensation expenses related to the Company’s workforce. A further limitation associated with the use of this non-GAAP financial measure is that it does not reflect expenses or gains that are not considered reflective of the Company’s core operations. Management compensates for these limitations by providing the relevant disclosure of its depreciation and amortization, impairment charges, interest and income tax expenses, capital expenditures, stock-based compensation, and other items within its financial press releases and SEC filings, all of which should be considered when evaluating the Company’s performance.
A further limitation associated with the use of this measure is that the term “Adjusted EBITDA” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the Company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure: net income/(loss), directly ahead of Adjusted EBITDA; within this and other financial press releases and by providing reconciliations that show and describe the adjustments made. In addition, many of the adjustments to the Company’s GAAP financial measures reflect the exclusion of items that are recurring in nature and will be reflected in the Company’s financial results for the foreseeable future.

Definitions
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). The Company defines Adjusted EBITDA as net income/(loss) before net interest expense, provision for/(benefit from) income taxes, depreciation, amortization, stock-based compensation, transaction-related costs, litigation and dispute settlement charges and gains, restructuring and other exit costs, and impairment of goodwill, intangible assets, and other long-lived assets.
Litigation and dispute settlement charges and gains include estimated losses for which the Company has established a reserve, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the Company related to litigation, arbitration, investigations, disputes, or similar matters. Insurance recoveries received by the Company related to such matters are also included in these adjustments.
Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (i) transaction-related bonuses and (ii) expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, in addition to consulting, compensation, and other incremental costs associated with integration projects.
FTD COMPANIES, INC.
PRELIMINARY AND UNAUDITED RECONCILIATION
(in thousands)

The following table contains a reconciliation of Adjusted EBITDA to financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”).

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Twelve Months Ended December 31,
	2017 Low Case	2017 High Case
Net loss (GAAP Basis)	$(250,000)	$(220,000)
Interest expense, net	10,000	9,000
Benefit for income taxes	(48,000)	(43,000)
Depreciation and amortization	34,500	32,500
Stock-based compensation	11,500	10,500
Transaction-related costs	1,500	1,000
Impairment of goodwill, intangible assets, and other long-lived assets	315,000	290,000
Restructuring and other exit costs	2,500	2,000
Adjusted EBITDA	$77,000	$82,000

Contacts
Investor Relations:
Katie Turner
646-277-1228
ir@ftdi.com
Media Inquiries:
Amy Toosley
858-638-4648
pr@ftdi.com